                                                                      EXHIBIT 12

                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                          Nine Months Ended
                                            September 30,                              Year Ended December 31,
                                       ----------------------      ---------------------------------------------------------------
                                         2000          1999          1999         1998          1997          1996          1995
                                       --------      --------      --------      --------     --------      --------      --------

Interest Expense                       $ 73,500      $ 39,100      $ 55,200      $101,900     $ 90,400      $142,100      $151,000

Capitalized Interest                      2,918            --            --            --           --            --            --

Estimated Interest Portion of
    Rent Expense                         11,583        10,736        13,948        12,352       10,864        10,035        10,064
                                       --------      --------      --------      --------     --------      --------      --------

Fixed Charges                          $ 88,001      $ 49,836      $ 69,148      $114,252     $101,264      $152,135      $161,064
                                       ========      ========      ========      ========     ========      ========      ========

Income Before Income Taxes             $412,600      $387,400      $518,600      $523,600     $483,200      $470,700      $297,300

Add: Fixed Charges                       85,083        49,836        69,148      114,252       101,264       152,135       161,064

         Dividends From Less Than
         50% Owned Companies                 --            --            --            --           --           287           968

Less: Equity in (Earnings) / Losses
         of Less Than 50% Owned
         Companies                       (2,703)         (240)       (1,069)          595         (320)       (1,609)         (996)
                                       --------      --------      --------      --------     --------      --------      --------

Earnings Before Fixed Charges          $494,980      $436,996      $586,679      $638,447     $584,144      $621,513      $458,336
                                       ========      ========      ========      ========     ========      ========      ========

Ratio of Earnings to Fixed Charges          5.6x          8.8x          8.5x         5.6x          5.8x          4.1x          2.8x










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